FOR IMMEDIATE RELEASE

TECNOGLASS ANNOUNCES 2014 FIRST QUARTER FINANCIAL RESULTS

INCREASES 2014 ADJUSTED EBITDA FORECAST

Conference Call Scheduled for Monday, May 19 at 9:00 am ET

First Quarter 2014 Overview

•	Consolidated revenues rose 20.7% to $47.8 million from $39.6 million in Q1 2013 primarily due to strong growth in U.S. sales.

•	Operating income increased 60% to $7.9 million from $4.9 million in Q1 2013.

•	Net income (excluding non-cash, non-operating loss) was $4.2 million, or $0.17 per diluted share, compared to net income of $2.5 million, or $0.12 per diluted share, in Q1 2013.

•	Adjusted EBITDA of $11.1 million, a 49% increase from $7.4 million in Q1 2013.

•	At March 31, 2014:

o	Cash and cash equivalents of $20.3 million, excluding restricted cash of $3.6 million

o	Working capital of $53.0 million

o	Backlog of $140 million

Barranquilla, Colombia – May 16, 2014 – Tecnoglass, Inc. (NASDAQ: TGLS; OTCBB: TGLSW) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced financial results for the first quarter (Q1) ended March 31, 2014.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, “We began 2014 with strong sales growth, improved income, and higher Adjusted EBITDA. Our growth in Q1 2014 was driven by a significant increase in U.S. sales, which comprised over 45% of our total Q1 revenues. We have expanded outside of our traditional base in South Florida, and are now selling in cities including Washington, D.C., Baltimore, San Francisco, and New York.

“We have realized a number of benefits since becoming public in December 2013. Our bonding capacity has more than tripled to $200 million, allowing us to bid on larger projects around the world. This ability is evidenced in our backlog, which increased by more than $20 million during Q1 2014 to $140 million. Our balance sheet has been strengthened and our overall industry profile has been elevated. We expect to continue to benefit from the meaningful manufacturing and delivery cost advantages afforded by our location in Barranquilla, Colombia. In 2013, we completed a $29 million capital investment program that upgraded our facilities and our machinery, and significantly expanded our manufacturing capacity.”

Mr. Daes concluded, “Our business development efforts continue in earnest. We remain optimistic about our business and in our ability to meet anticipated growing global demand, all while providing the highest level of quality and customer service.”

First Quarter 2014 Results

Consolidated revenues for Q1 2014 rose 20.7% to $47.8 million from $39.6 million in Q1 2013. The majority of the increase was due to a $9.4 million rise in sales to the U.S. market as the Company continues to expand outside of its historical base in South Florida.

Gross profit rose to $14.6 million, or 30.5% of revenues, from $11.9 million, or 30.1% of revenues, in Q1 2013.

Selling and administrative expenses in Q1 2014 declined to $6.7 million, or 14.1% of revenues, from $7.0 million, or 17.6% in Q1 2013, reflecting a decline in sales commissions resulting from new sales arrangements in key markets, partially offset by modest increases in personnel costs driven by growth, significant public company expenses, and favorable exchange rates used in translating expenses to U.S. dollars.

Operating income rose 60% to $7.9 million from $4.9 million in the same period last year. As a percentage of consolidated revenues, operating income increased to 17% from 12% in Q1 2013, reflecting the operating leverage inherent in the Company’s business.

Net loss for Q1 2014 was $4.7 million, or $0.20 per diluted share, compared to net income of $2.5 million, or $0.12 per diluted share, in Q1 2013. Net income in Q1 2014 was impacted by an extraordinary non-cash, non-operating loss of $8.9 million as a result of the increase in the fair value of the warrant liability in Q1 2014 relative to its fair value at December 31, 2013. There was no comparable warrant liability in Q1 2013 since the Company only accrued the derivative obligation as a result of the merger which closed on December 20, 2013. The fair value of the warrants liability changes in response to market factors not directly controlled by the Company such as the market price of the Company’s shares and the volatility index of comparable companies.

Excluding the $8.9 million extraordinary loss for the warrants liability, net income for Q1 2014 was $4.2 million, or $0.17 per diluted share.

Adjusted EBITDA was $11.1 million, a 49% increase from $7.4 million in Q1 2013.

Backlog

Consolidated backlog stood at $140 million at March 31, 2014 compared to $120 million at December 31, 2013. Backlog consists primarily of contract sales for projects that can last up to several years until completion. Backlog should not be considered a comprehensive indicator of future revenues or prospects, as a significant portion of Tecnoglass’s revenues are derived from non-contract, standard sales.

2014 Forecast

Based on current business conditions, including forecasted growth in key markets, particularly the United States, Tecnoglass has increased its previously disclosed forecast for Adjusted EBITDA to approximately $46.0 million from approximately $42.2 million. Revenue, net income, and net income without the extraordinary effects of the warrant liability for 2014 are expected to approximate $205.7 million, $8.0 million, and $16.8 million, respectively.

Conference Call

Management will host a conference call on Monday, May 19, 2014 at 9:00 am ET to discuss these results and other matters. Interested parties may participate in the call by dialing:

•	(877) 423-9829 (Domestic)
•	(201) 493-6749 (International)

The conference call will also be broadcast live via the Investor Information sector of Tecnoglass’s website at www.tecnoglass.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

About Tecnoglass

Tecnoglass is a leading manufacturer of hi-spec, architectural glass and windows for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 1.2 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 800 customers in North, Central and South America, with the United States accounting for approximately 36% of Company revenues in 2013. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

The Equity Group Inc.

Devin Sullivan, Senior Vice President

212-836-9608

dsullivan@equityny.com

Thomas Mei, Associate

212- 836-9614

tmei@equityny.com

Tecnoglass Inc. and Subsidiaries

Condensed Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Operating revenues	$47,841	$39,631
Cost of sales	33,245	27,718
Gross profit	14,596	11,913

Operating expenses:
Operating expenses, net	6,739	6,991

Operating income	7,857	4,922

Loss on change in fair value of warrant liability	(8,880)	-
Non-operating revenues	1,286	879
Interest expense	1,973	1,669

Income/ (loss) before taxes	(1,710)	4,132

Income tax provision	2,971	1,631
Net income (loss)	(4,681)	2,501

Comprehensive income:

Net income (loss)	(4,681)	2,501
Foreign currency translation adjustments	(176)	1,978
Total comprehensive income (loss)	(4,857)	4,479

Basic income (loss) per share	$(0.20)	$0.12

Diluted income (loss) per share	$(0.20)	$0.12

Basic weighted average common shares outstanding	24,242,315	20,567,141

Diluted weighted average common shares outstanding	24,242,315	20,567,141

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$20,268	$2,866
Restricted cash	3,564	3,633
Due from transfer agent	-	15,908
Subscription receivable	-	6,611
Trade accounts receivable, net	69,927	59,010
Due from related parties	18,993	19,058
Inventories	23,696	24,181
Other current assets	38,761	29,303
Total current assets	175,209	160,570

Long term assets:
Property, plant and equipment, net	84,937	87,382
Other long term assets	257	262
Total long term assets	85,194	87,644
Total assets	$260,403	$248,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$38,579	$29,720
Note payable to shareholder	80	80
Accounts payable and accrued expenses	34,014	37,682
Current portion of customer advances on uncompleted contracts	33,068	28,470
Other current liabilities	16,504	12,545
Total current liabilities	122,245	108,497

Long term liabilities:
Warrant liability	27,160	18,280
Customer advances on uncompleted contracts	5,140	8,220
Long term debt	44,595	48,097
Total liabilities	199,140	183,094
COMMITMENTS AND CONTINGENCIES

Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2014	-	-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 24,310,363 and 24,214,670 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	2	2
Legal Reserves	1,367	1,367
Additional paid-in capital	41,693	40,693
Retained earnings	13,807	18,488
Cumulative Translation Adjustment	4,394	4,570
Total shareholders’ equity	61,263	65,120
Total liabilities and shareholders’ equity	$260,403	$248,214

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Adjusted EBITDA	Depreciation	Adjusted EBIT	Warrants Liability	Interest Expense	Tax Provision	Net Income	Net Income w/o Warrants
Q1 2013	7,436	1,635	5,801	-0-	1,669	1,631	2,501	2,501
Q1 2014	11,095	1,952	9,143	(8,880)	1,973	2,971	(4,681)	4,199
2014 F	46,000	9,300	36,700	(8,900)	9,000	10,800	8,000	16,800